Exhibit 99.1

PBF Logistics Announces Acquisition of Delaware City Pipeline and Truck Rack

PARSIPPANY, NJ – May 5, 2015 – PBF Logistics LP (NYSE: PBFX, the “Partnership”) and PBF Energy Inc. (NYSE: PBF, “PBF Energy”) announced today that the Partnership has executed an agreement to acquire the Delaware City Products Pipeline and Truck Rack from a subsidiary of PBF Energy for total consideration of $143.0 million. The purchase price payable to PBF Energy will consist of cash of $112.5 million and PBFX limited partner interests of $30.5 million. The drop-down acquisition is expected to close on or about May 15, 2015.

PBFX and PBF Energy Chief Executive Officer Thomas Nimbley said, “The Delaware City Products Pipeline and Truck Rack represents another meaningful asset drop-down acquisition and reflects PBFX’s ongoing commitment to deliver sustained growth to our unit holders and diversify our earnings base.” Mr. Nimbley continued, “PBF shareholders also benefit from this transaction as PBF Energy receives additional cash and resources to pursue growth and other strategic opportunities.”

The Delaware City Products Pipeline is 23.4 miles long, with a capacity in excess of 125,000 barrels per day, and links the Delaware City refinery to key product distribution networks in the northeast. The Truck Rack is a 15-lane loading rack with a capacity of approximately 76,000 barrels per day.

Upon closing, the Partnership plans to enter into ten-year term throughput agreements with subsidiaries of PBF Energy containing minimum volume throughput commitments of approximately 50,000 barrels per day for the pipeline and approximately 30,000 barrels per day of clean products and approximately 5,000 barrels per day for LPGs at the truck rack. Based on the expected minimum volume commitments, the Delaware City Products Pipeline and Truck Rack are expected to contribute approximately $14.3 million of EBITDA in their first full year of operation after the close. Annual maintenance capital expenditures are expected to average approximately $0.7 million in aggregate.

The total consideration for the transaction will be funded by cash proceeds from certain financing transactions, the sale of U.S. Treasuries that were purchased with proceeds from the Partnership’s May 2014 initial public offering and anticipated borrowings under the Partnership’s revolving credit facility. The number of Partnership common units to be issued to PBF Energy is based on the volume-weighted average daily closing price for the Partnership’s common units for the preceding 20 trading days, ending two trading days prior to signing the definitive agreement for the acquisition.

The terms of the transaction were approved by the Conflicts Committee of the Board of Directors of the general partner of PBF Logistics. The Conflicts Committee is composed of independent directors and was advised by Tudor, Pickering, Holt & Co., its financial advisor, and Vinson & Elkins LLP, its legal counsel.

Exhibit 99.1

Non-GAAP Measures
PBF Logistics LP Reconciliation of Amounts Under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of Delaware City Pipeline and Truck Rack Forecasted
Net Income to Forecasted EBITDA:

Forecasted net income                    $12.1
Add: Depreciation and amortization expense          0.7
Add: Interest expense, net and other financing costs     1.5
Forecasted EBITDA                    $14.3

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP
PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

Exhibit 99.1

PBF Energy Inc. also indirectly owns the general partner and, prior to the closing of the transactions described above, approximately 52.1% of the limited partnership interests and all of the incentive distribution rights in PBF Logistics LP.
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the control of PBF and PBF Logistics LP, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the filings with the SEC for both PBF and PBF Logistics LP, as well as that PBF accounts for all of the revenue of PBF Logstics LP, thereby subjecting PBF Logistics to the business risks of PBF, and our expectations regarding the anticipated closing date of the transactions, future throughput rates and the use of proceeds by PBF from the transaction. All forward-looking statements speak only as of the date hereof. Neither company undertakes any obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994